CERTAIN PORTIONS OF THE EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND ALL NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

PURCHASE AND SUPPLY AGREEMENT

This Purchase and Supply Agreement (“Agreement”) is entered into as of this 12th day of July, 2007 (“Effective Date”) by Golden Hotels L-PSHIP (the “Purchaser”), having its principal place of business at 18700 MACARTHUR BLVD, Irvine, CA. 92612 Phone: 949-833-2770 and Royal Spring Water, Inc./ Rivers Edge Sand & Land, LLC  (the “Supplier”) having its principal place of business at 14553 Delano Street, Suite 217 Van Nuys, CA 91411 TEL: 818-902-3690

RECITALS

WHEREAS, the parties desire that Purchaser buys and receives certain private label Premium Ukrainian Vodka product according to the quantities ordered by Purchaser and solely for distribution by the Purchaser or its agents/distributors; and

WHEREAS, Purchaser desires to purchase and Supplier desires to provide a private label Premium Ukrainian Vodka with the ILUM label in such quantities as specified herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.           Definitions.

1.1           “Agreement” shall have the meaning set forth in the first paragraph set for the above.

1.2           “Purchaser” shall have the meaning set forth in the first paragraph above.

1.3           “Product(s)” shall mean the private label Premium Ukrainian Vodka (ILUM Label), packaged, labeled and supplied to Purchaser pursuant to the specifications contained herein.

1.4           “Prices” shall mean the prices for Product(s) as set forth in Schedule A the “Purchase Order” attached hereto and made part hereof.

10.8	“Supplier” shall mean the Royal Spring Water Inc & Rivers Edge Sand & Land, LLC. producing the Product(s) for sale to the Purchaser.

10.9
“Delivery Date” shall mean with respect to a Purchase Order, the date on which the Supplier is required to make a specific quantity of the “Product(s)” shipped to a specific location as set forth on the Purchase Order.

1.8           “Laws” shall mean any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license or rule of common law, requirement of, or other governmental restriction or any similar form of decision of or determination by, any national, state, or local government (or any association, organization, or institution of which any of the foregoing is a member, or to whose jurisdiction any thereof is subject, or in whose activities any thereof is a participant), whether now or hereafter in effect.

1.9           “Purchase Order” shall mean Schedule A which specifies a purchase order number, quantity of Product(s) ordered, a price, and delivery date at a specific location.

1.9.1        “Territories” shall mean those countries, territories, protectorates or other geographical areas set forth in Schedule B attached hereto and made a part hereof.

2.           Term of Agreement.

2.1           The Term of this Agreement shall begin on the date the Agreement is fully executed and for a period of Two (2) year or 730 days, immediately and consecutively thereafter.

2.2           The term of this Agreement shall be extended automatically for an additional term to begin immediately after the expiration of the initial term unless otherwise agreed by the parties hereto, and subject to a mutually agreed on price for the second year extension.

2.3           Any request, whether by Supplier or Purchaser, requesting termination of this Agreement after the initial term of one year, must be in writing and delivered to the other party hereto not later than thirty (30) days prior to the expiration of the original term.

3.           Ordering and Packaging.

3.1           Orders.  To purchase Product(s) hereunder, Purchaser shall issue its Purchase Order(s) to Supplier, see Schedule A, which shall specify on the Purchase Order, the number, description of Product(s), quantity of Product(s), Price, Delivery Date, and shipping instructions.  It is agreed that during the two year term of this agreement, the total cases on the purchase orders will be for no less then *|||||||||||| cases of private label premium Ukrainian Vodka.  Each case will have ||||| * (750ml) 80 proof bottles with the Ilum Label.  Their will be *||||| cases per pallet.

3.2           Cancellations.  Purchaser may only cancel this agreement only in the event of breach of representation or warranty by Supplier to perform its obligations under this Agreement.  Upon written notice to the Supplier not less than ten (10) days prior to the next Delivery Date.  In the event of cancellation letter Supplier will have ten (10) days to cure any such breach.  The parties agree to act in good faith to resolve all disputes.

3.3           Packaging.   Product(s) supplied by Supplier shall be made available in card board boxes, with packaging material in place that reasonably protects the Product(s) from damage or breakage.

3.4           Labeling.  Supplier is responsible for labeling the Product(s) and the packages as may be required for shipping.  The labels shall comply with all applicable federal, state, and local laws, ordinances and regulations for the Territories designated in Schedule B.  Art work for the label to be provided by purchaser.   Supplier shall manufacture the label approved by the purchaser.  Supplier  shall acquire no rights of any kind in or to any of supplier’s trademark(s), service mark(s), trade name(s), logo(s), labels, or product designation and shall not make any use of the same for any reason except as necessary to comply with the packaging and labeling requirements unless otherwise agreed by and between the parties as set forth in Schedule C.  .

4.           Shipment and Inspection.

4.1           Shipping and Delivery.   ALL Prices are FOB at Suppliers loading dock. Supplier shall notify Purchaser at the time of shipment of the product as to the quantity picked up, if different than that which is set forth on the Purchase Order.  Shipping quantities may not vary from those established by the Purchase Order unless otherwise mutually agreed upon in writing by the parties.

4.2           Title and Risk of Loss.  All products are FOB suppliers warehouse.

4.3           Inspection upon Delivery.   If merchandise/product is deemed to be faulty upon receipt, it will be returned to the point of origin or replaced for no extra cost.

5.           Price and Payment.

5.1           Price.  The Product(s) Price for purposes of this Agreement shall be as set forth in the Purchase Order, see Schedule A, which is attached hereto and made part hereof.  Purchaser will be responsible for the applicable California State taxes for each case.

5.2           Changes in Price.  During the term of this Agreement, Supplier agrees that the Product(s) Price will not be increased for a period of One (1) years.  Thereafter, the Product Price increase if any, shall be negotiated in good faith.

5.3           Payment Terms.  Supplier shall invoice Purchaser for the full amount due and such invoices shall reference the Purchaser’s Purchase Order number and be sent to the “Bill to” address specified on Purchaser’s Purchaser Order.  Supplier’s packing list must reference the Purchaser’s Purchaser Order number and be sent to the Purchaser's address on Supplier’s Purchase Order number.  Purchaser agrees to pay the Supplier for the Product(s) produced by the Supplier with in net 30 days of the arrival of the product to purchaser.

6.           Product Development and Promotions.

6.1    Purchaser permits supplier or its bottler to announce this deal in a press releases, which will include the fact that supplier has signed a two (2) year supply agreement with the purchaser and or that the bottler has received a purchase order from supplier for the supply to purchaser.

7.           Licenses and or Labels

       10.8             Purchaser represents that it owns its labels and all intellectual property on the label.

       7.2     Supplier agrees to provide labels for the Product(s) that comply with all applicable federal, state and local laws, rules and regulations.  Any material changes in the Product(s) or packaging is subject to prior approval by the Purchaser whose approval shall not be unreasonably withheld.

9.           Confidentiality

During the term of this Agreement and for One (1) years after its termination or expiration, neither Purchaser nor Supplier, nor any of their employees or agents shall disclose or make accessible to anyone or make use of for its own benefit, other than what is consistent with the terms and conditions of this Agreement any knowledge or information that it has obtained from the other concerning recipes, formulas, customer lists, pricing, marketing plans, business procedures and methods, or other trade secrets or intellectual property.

10.           Representations, Warranties and Covenants of Supplier

10.1            Supplier represents, warrants and covenants that the Product(s), packaging and labels delivered to Purchaser are the same as those set forth in the applicable Purchase Order and:

        10.8           The Product(s) will be sold to Purchaser at the prices set forth in Schedule A, or as otherwise provided for by this Agreement.

10.4            The Product(s) will be on a delivered to purchaser’s address in a timely manner or as set forth in Schedule A.

10.5            Will notify Purchaser of any changes to the Purchaser Order prior to delivery.

10.6            Will notify Purchaser promptly of any interruption in Supplier’s source of supply or Production which may affect its ability to perform under this Agreement.

10.7            Will have good and merchantable title to the Product(s) free of any liens or encumbrances at the time of delivery.

       10.8            The trade names, trademarks, logos, labels or other intellectual property used by Supplier are owned or licensed by the Purchaser and does not infringe upon any other person or entities rights.

       10.9            Compliance with Law Generally.    Supplier represents, warrants, and covenants that Supplier is in compliance with all laws applicable to its Product(s), its - trade names, trademarks, logos, labels or other intellectual property.

       10.10          Compliance with Law Generally.    Purchaser represents, warrants, and covenants that purchaser is in compliance with all laws applicable to its Product(s), its - trade names, trademarks, logos, labels or other intellectual property.

11.           Indemnification.

11.1           Suppliers Indemnification.  Supplier agrees to indemnify, defend and hold harmless Purchaser, its affiliates, customers, employees, officers, directors, agents, attorneys, representatives, successors and assigns from and against any losses, liabilities, costs, damages, claims, firms, penalties, and expenses (including without limitation, costs of defense or settlement and reasonable attorney consultant’s and expert’s fees that arise out of or result from (i) any breach of representation or warranty by Supplier or failure of Supplier to perform its obligations under this Agreement; (ii) violation of any law, including but not limited to those laws governing the use of trade names, trademarks, logos, labels or other intellectual property, in any way arising out of or caused or alleged to have been caused by Supplier’s Product(s), packaging or labeling under this Agreement.

11.2           Purchaser’s Indemnification.  Purchaser agrees to indemnify, defend and hold harmless the Supplier, its affiliates, employees, directors, agents, representatives, successors and assigns from and against any losses, liabilities, costs, damages, claims, fines, penalties and expenses including, without limitations, costs of defense or settlement and reasonable attorney’s, consultant’s, and expert’s fees that arise out of or result from any breach of representation or warranty by Purchaser to perform its obligations under this Agreement.

11.3           Insurance.  During the term of this Agreement, Supplier shall obtain and maintain in full force and effect liability insurance with limits of not less than
US$ 1,000,000.00 (One Million) insuring against all liabilities arising out of the production, manufacture or consumption of Product(s) covered by this Agreement.

12.           Termination.

12.1           Termination.  The parties may terminate this Agreement (i) by mutual agreement  only in the event that the other party breaches any material provision of this Agreement and such breach continues for a period of twenty (20) calendar days following the receipt by the defaulting party of notice of such breach; or (iii) in the event that the other party becomes insolvent, is adjudicated bankrupt, voluntary or involuntary files a petition of bankruptcy, makes an assignment for benefit of creditors, seeks any other similar relief under any bankruptcy law accordance with the terms of this Agreement, and such judgment, assignment or incapacity is not revoked with sixty (60) calendar days.

13.           Miscellaneous.

13.1           Purchaser’s First Right of Refusal.   N/A

13.2           Remedies.  The parties agree that any breach of this agreement may cause irreparable harm and significant injury to the other party which may be difficult to ascertain.  Accordingly, the parties agree that each party shall have the right, in addition to any other remedies, to obtain an immediate injunction enjoining any breach by the other party.  Notwithstanding anything in this Agreement to the contrary, Supplier and Purchaser shall be entitled under this Agreement to all of the rights and remedies available to a contracting party under the Uniform Commercial Code.

13.3           Assignment.  Neither Supplier nor Purchaser shall assign this Agreement or the sub purchaser agreement or any interest therein, without the prior written consent of the other party to this Agreement.

13.4           Governing Laws.   This Agreement shall be deemed to be made under and shall be governed by the laws of the State of Nevada without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Nevada to the rights and obligations of the parties.  Any action or proceeding arising out of or relating to this Agreement shall be brought in the state or federal courts situated in Nevada, Nevada and each party hereby submits to the jurisdiction and venue of any such court in any such action or proceeding.

13.5           Non-Waiver.  Failure by either party to insist upon strict performance of any of the terms and conditions hereof, or delay to exercise any rights or remedies provided herein shall not release the other party from any of the obligations of this Agreement and shall not be deemed a waiver of any rights of such other party to insist upon strict performance thereof.

13.6           Attorney’s Fees.  In the event either party brings legal action to enforce any provision herein, the prevailing party shall be entitled to collect from the losing party reasonable attorneys’ fees and costs incurred.

13.7           Entire Agreement and Modification.   No agreement or understanding in any way modifying these terms and conditions, either before or after the execution hereof, shall be binding upon either party unless in writing and signed by both parties.  This Agreement, together with any specifications and documents attached hereto and incorporated by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous proposals, discussions, negotiations, understandings, promises, representations, conditions, communications and agreements, whether written or oral, between the parties with respect to such subject matter and all past courses of dealings or industry custom.  In the event of any conflict between the terms and conditions of this Agreement and those of any quote, order acknowledgement, purchase order or any similar document, the terms and conditions of any Purchaser Order and any other document, the terms and conditions of the Purchaser Order shall control.  Except with respect to quantity, delivery date and place of delivery, no additional terms or conditions in any purchase order or any other document shall be binding upon either party unless mutually agreed upon by the parties.

13.8           Severability.  If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.9           Notice.  Any notice, request, demand or other communication required or permitted hereunder shall be in writing and, unless otherwise set forth herein, shall be sufficiently made or given when delivered personally, or on the date of mailing if sent via registered mail or other traceable delivery, postage prepaid, addressed to the other party at such party’s address set forth below or as such party shall designate by written notice.

If to Purchaser:                                                                  If to Supplier:

18700 MACARTHUR BLVD                                                           14553 Delano Street Suite 217
Irvine, Ca. 92612                                                                                Van Nuys CA 91411
Phone: 949-428-3800                                                                         Phone: 818 902 3690

      13.10          Headings.  The headings of the Sections in this Agreement are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the clauses which they reference.

*- THIS INFORMATION HAS BEEN REDACTED FROM THIS AGREEMENT BASED UPON THE COMPANY’S REQUEST FOR CONFIDENTIAL TREATMENT OF SUCH INFORMATION. ALL NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representative.

PURCHASER:                                                                                     SUPPLIER:

By:	/s/Sherry Blackwood	By:	/s/Walter Johnson

Name:      Sherry Blackwood                                                                                                               Name:  Walter Johnson
Title:        General Manager                                                                                                                 Title:     Sales Director

Date:       4/16/07                                                                                                                                   Date:     4/12/07

SCHEDULE A

PRICES

Bottle size – 750ml, 80 Proof

Vodka-Premium Ukrainian Vodka
Private Label – ILUM
Bottle - Glass
Bottles per case – *||||| bottle case.
Price per Case – *||| |||||||||||| includes federal tax excludes CA state tax
FOB bottling Plant:

PAYMENT TERMS

Net 30 from delivery of each shipment

The first PO to be issued upon signing of this agreement.

SCHEDULE B

Territory For Sale of Products

Golden Hotels L-PSHIP  in the United States

SCHEDULE C

N/A

SCHEDULE E

The following is a list of Product(s) provided by Supplier and purchased by Purchaser that are subject to the terms and conditions of the Purchase and Supply Agreement.

Products - Premium Ukrainian Vodka

Bottle Size  - 750ml  80 Proof

Case - *||||| bottles per case.

Annual Quantity – *|||||||||||| Total contract quantity – *|||||||||||| cases (labeled with ILUM label)